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ADC TELECOMMUNICATIONS
MANAGEMENT INCENTIVE PLAN DOCUMENT
FISCAL YEAR 2001

ADC TELECOMMUNICATIONS
MANAGEMENT INCENTIVE PLAN DOCUMENT
FISCAL YEAR 2001

PLAN NAME AND EFFECTIVE DATE

    The name of this Plan is the ADC Telecommunications, Inc. ("Company"), Management Incentive Plan—Fiscal Year ("FY") 2001, effective November 1, 2000 through October 31, 2001.

PURPOSE

    The purpose of the Plan is to provide, with full regard to the protection of shareholder's investments, a direct financial incentive for eligible managers and key employees to make a significant contribution to the Company's established goals.

ELIGIBILITY

    For Fiscal Year 2001 eligibility is limited to regular (not temporary) executives and certain management and higher-level individual contributor positions. In order to be eligible, you can not participate in any other ADC incentive plan other than the stock option program and must be employed in an eligible job no later than October 1, 2001. Participation is communicated to you through an incentive opportunity statement ("Participant Form"), which provides a statement of the target incentive level for your job and of the relevant performance goals.

TIME OF PAYMENT

    Payments which become due under this Plan are made as soon as administratively feasible following the close of the Company's fiscal year. In the past, this payment date has generally occurred in late December.

PLAN GOALS

    The Plan reinforces the key goals that support ADC's long-term strategic plans. These goals differ across business groups and are listed on the Participant Form attached to this document. The goal weights and the threshold, target, and maximum performance levels also are specified on the attachment.

    Economic Value Added (EVA) is a key measure of ADC success. Simply stated, EVA is a financial measure of the economic return ADC produces after taking into account the cost of all the capital used to produce the return. A certain level of improvement in Economic Value Added as compared to the previous fiscal year (EVAI) is an important goal under this Plan.

Individual Performance

    In addition to the business performance goals, an individual performance factor might be applied to the calculation of your MIP payout. This is an optional feature of the Plan, and each business group can determine if and under what circumstances it will be used. The factor ranges from 50% to 150% of your overall payout.

MINIMUM PERFORMANCE PAYOUT REQUIREMENTS

    To ensure protection of shareholder interest before an incentive payout can be generated, the following criteria must be met: (1) ADC EVA must be positive, and (2) performance on at least one of the core goals (EVAI or revenue) must be at or above the threshold level.

CALCULATION OF PAYMENTS

    Prior to making any payments under this Plan, the Board of Directors must agree that the claimed performance levels have been achieved. The size of your award will be based on four factors:

  1.
  Target Incentive Opportunity—expressed as a percentage of an individual's FY 2001 eligible base salary earnings. This is noted on the attachment to this Plan summary.

  2.
  FY2001 Eligible Base Salary Earnings. This is the amount actually paid to you during the fiscal year in Base Salary. Base Salary for purposes of this Plan excludes any salary continuation pay paid by ADC payroll and any disability insurance paid by an insurer.

  3.
  Business Performance against the established goals.

  4.
  The Individual Performance Factor, which might or might not be considered by your business group.

    The range of potential awards can be from zero to three times your target award. At target business and individual performance, the award would be 100% of the stated target percent of your Base Salary Earnings.

    This can be displayed as follows for the business performance factors:

Threshold	Target	Maximum
0% of Target Incentive Opportunity	100% of Target Incentive Opportunity	300% of Target Incentive Opportunity
  •
  Results between threshold-target and target-maximum are interpolated for each goal.

  •
  Your individual target incentive opportunity is indicated on your participant form

    Here is an example of a hypothetical award calculation. Refer to the attached Goal Sheet for the performance factors and weightings that apply to you.

    Assume we have a Business Group Plan participant with the following facts:

Grade:	15
Target Payout:	15% of base salary earnings
Base Salary Earnings:	$60,000
ADC EVA is positive.

Goal	Weight	Achievement
		(As a % of Target)
ADC EVA Improvement	30%	100.4%
Group EVA Improvement	30%	100.8%
Group Revenue	20%	110.2%
Key Division Goal	20%	99.8%

Overall Result as % of Target		102.4%
Individual Performance Factor		100%

Calculation of Payment:

    $60,000 (FY Base Salary Earnings) × 15% (Target Incentive Opportunity) × 102.4% (Overall Result as a % of Target) × 100% (Individual Performance Factor) = $9,216.

EFFECT OF CHANGES IN EMPLOYMENT STATUS

    Termination of Employment.  If you leave employment with ADC for any reason other than death prior to the end of the Fiscal Year, you will not receive an award under the Plan.

    Change in Job Within the Company but not Eligible for the Management Incentive Plan.  A participant, who changes jobs within the Company but is not eligible for this Plan, retains the right to a pro rata payout for full months served under this Plan. The first of the month will be used as the basis for rounding to full months. If terms are inconsistent with those other plans, ADC reserves the full authority to define the appropriate prorating.

    Change Based upon Promotion or Demotion to Another MIP Eligible Position with the Same MIP Goals.  A current participant who is promoted or demoted from a MIP eligible position to another MIP eligible position with the same MIP goals during the fiscal year has a pro rata calculation of payment based upon the full months of service in each position during the Fiscal Year, provided at least three months was served in each position. The 1st of the month will be used as the basis for rounding to full months. If a participant is in an eligible position for less than three months during the fiscal year, the payment calculation is based on the incentive level of the position served in the longest.

    Change Based upon a Transfer to Another Position or ADC group with Different MIP Goals.  A transfer is defined as a change in position which results in the MIP participant working under new MIP goals. How a transfer payout is calculated is based on the quarter in which the effective date occurs. To minimize compensation issues related to the movement of executives and key managers between business units and groups, the following guidelines will be used:

Fiscal Year Qtr of Effective Date	Impact on MIP Payout Calculation
1st Quarter	Payout is based on the new MIP goals for the entire fiscal year
2nd & 3rd Quarter	The participant's payout for the period prior to the effective date of the transfer will be based on the old Plan goals applied to months of service. The participant's payout for service after the effective date of the transfer will be based on the overall MIP results of the old goals and job or the new goals and job, whichever results in a higher payout for the participant. For this comparison, the calculation will be made using annual earnings (prorated for number of full months eligibility) multiplied by new and old goal performance and target incentive levels. The 1st of the month will be used as the basis for rounding to full months.
4th Quarter	Payout is based on the old MIP goals for the entire fiscal year

    Death.  If you die during the fiscal year and were a participant at the time of your death, your heirs as determined by will or applicable laws of descent and distribution have a pro-rata calculation of payment based upon the time that you served in the eligible position during the fiscal year.

COMPLIANCE WITH SECTION 162(M) OF THE INTERNAL REVENUE CODE OF 1986

    If a current Plan year payout causes your total cash compensation to exceed one million dollars in the Fiscal Year, you must defer the portion that exceeds the one million dollars in the ADC Telecommunications Deferred Compensation Plan.

ADMINISTRATION

    A Management Incentive Plan Committee ("Committee") appointed and authorized by the Company's Board of Directors will administer this Plan. Subject to the complete and full discretion of the Board of Directors, the Committee is authorized to make all decisions as required in administration of the Plan and to exercise its discretion to define, interpret, construe, apply and make any exceptions to the terms of the Plan.

AMENDMENT OR TERMINATION OF PLAN

    The Board of Directors reserves and retains the right to modify, rescind or terminate this plan in whole or in part, at its sole discretion. Nothing in this Plan limits this right in any way or creates any right to any employee of future participation in this Plan or any other plan, or constitutes any guarantee of compensation or employment with ADC. Further, neither the Board of Directors nor the Company has any obligation under this Plan or otherwise to adopt this or any other plan in any future fiscal year.

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ADC TELECOMMUNICATIONS MANAGEMENT INCENTIVE PLAN DOCUMENT FISCAL YEAR 2001